Exhibit 16

[ARMANINO MCKENNA LLP LETTERHEAD]

July 25, 2006

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Commissioners:

We have read the statements made by IPIX Corporation (copy attached), which we understand will be filed with the Commission, pursuant to Item 4 of Form 8-K, as part of the Company's Form 8-K report dated July 26, 2005. We agree with the statements concerning our Firm in such Form 8-K.

Very truly yours,

/s/ Armanino McKenna LLP
Armanino McKenna LLP